      							OMB Number		3235-0287
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FORM 4
/XX/	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.	Name and Address of Reporting Person

<<	Lang H. Gerhard  >>
	(Last) (First) (Middle)
<<	300 Drakes Landing Road, Suite 290, Greenbrae, CA  94904
	(Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol:<<PCOrder.Com, Inc. (PCOR)>>

3.	IRS or Social Security Number of Reporting Person (Voluntary) _____

4.	Statement for Month/Year:   <<  9-00  >>

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

<<	____ Director			XXX 10% Owner  >>
	____ Officer (give		____ Other (specify
          title below)			  below)
		______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	____  Form filed by one Reporting Person
<<	_XX_  Form filed by More than One Reporting Person  >>  (1)

											SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-5-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	256,599  			D				$6.3214  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	155,492  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D and I - (2)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 3 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-5-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	93,401  			D				$6.3214  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	56,608  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (3)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 4 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-5-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	3,667  			D				$6.5625  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	155,492  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D and I - (2)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 5 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-5-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	1,333  			D				$6.5625  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	56,608  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (3)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 6 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-5-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	146,628  			D				$5.4469  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	155,492  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D and I - (2)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 7 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-5-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	53,372  			D				$5.4469  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	56,608  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (3)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 8 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-6-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	734  			D				$6.8125  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	155,492  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D and I - (2)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 9 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-6-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	266  			D				$6.8125  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	56,608  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (3)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 10 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-6-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	146,627  			D				$6.4782  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	155,492  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D and I - (2)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 11 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-6-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	53,373  			D				$6.4782  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	56,608  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (3)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 12 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-7-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	10,997  			D				$6.2107  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	155,492  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D and I - (2)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 13 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-7-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	4,003  			D				$6.2107  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	56,608  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (3)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 14 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-12-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	5,427  			D				$5.5151  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	155,492  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	D and I - (2)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 15 of 18 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	Common Stock  >>

2.	Transaction Date (Month/Day/Year)

<<	9-12-00  >>

3.	Transaction Code (Instr. 8)

	Code

<<	S	V	>>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)			Price

<<	1,973  			D				$5.5151  >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	56,608  >>  (5)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I - (3)(4)  >>


7.	Nature of Indirect Beneficial Ownership (Inst. 4)

	See Item 6

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 16 of 18 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3) _________________________

2.	Conversion or Exercise Price of Derivative Security  ____________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title __________________________	Amount or Number of Shares _____

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
________________________________________________________________________

FORM 4 (continued)							Page 17 of 18 Pages
Explanation of Responses:



(1)	The reporting persons consist of (i) Lang H. Gerhard, manager of
Estero Partners, LLC, and sole shareholder of West Highland Capital, Inc., and a general partner of investment limited partnerships; (ii) West Highland Capital, Inc., a registered investment adviser and general partner of investment limited partnerships; (iii) Estero Partners, LLC, a general partner of investment limited partnerships; and (iv) West Highland Partners, L.P., an investment limited partnership of which Lang Gerhard, West Highland Capital, Inc. and Estero Partners, LLC are the general partners. Each reporting person disclaims membership in a group with any other person within the meaning of Rule 13d-5(b)(i) and Rule 16a-1(a)(1) under the Exchange Act.

(2)	These securities are owned directly by West Highland Partners, L.P.
Each of the other reporting persons is a general partner of West Highland Partners, L.P., but disclaims beneficial ownership of the shares held by that partnership except to the extent of its pecuniary interest therein.

(3)	These securities are owned by an investment advisory account of West
Highland Capital, Inc. or by an investment limited partnership of which West Highland Capital, Inc., Estero Partners, LLC and Lang H. Gerhard are the general partners.

(4)	Each reporting person has only a pro rata interest in the securities with respect to which indirect beneficial ownership is reported and disclaims beneficial ownership in such securities except to the extent of such reporting person's pecuniary interest.

(5)	Securities owned at September 12, 2000.

								Lang H. Gerhard
							  /s/ Lang H. Gerhard	9-14-00

**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)

FORM 4 (continued)							Page 18 of 18 Pages


Joint Filer Information

Name:   West Highland Capital, Inc.
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   PCOrder.Com, Inc. (PCOR)
Statement for Month/Year: September 2000
Signature:   	West Highland Capital, Inc.
			By:    /s/ Bonnie George, Chief Operating Officer

Name:   Estero Partners, LLC
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   PCOrder.Com, Inc. (PCOR)
Statement for Month/Year: September 2000
Signature:   	Estero Partners, LLC
			By:   West Highland Capital, Inc., Attorney-in-Fact
					By:    /s/ Bonnie George, Chief Operating Officer

Name:   West Highland Partners, L.P.
Address:   300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904
Designated Filer:   Lang H. Gerhard
Issuer and Ticker Symbol:   PCOrder.Com, Inc. (PCOR)
Statement for Month/Year:  September 2000
Signature:   	West Highland Partners, L.P.
			By:  West Highland Capital, Inc., General Partner
				By:    /s/ Bonnie George, Chief Operating Officer



CSR\2463\041\1114711.01